Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-31

DYNEGY ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

HOUSTON (May 22, 2006) – Dynegy Inc. (NYSE: DYN) today announced that it plans to make a public offering of approximately 35 million shares of its Class A common stock pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. Dynegy has granted the underwriters a 30-day option to purchase up to an additional 5,250,000 shares. J.P. Morgan Securities Inc. and Lehman Brothers Inc. will act as joint book-running managers for the offering.

Dynegy intends to use the net proceeds from the offering, together with approximately $250 million in cash on hand, to redeem all of its outstanding Series C Convertible Preferred Stock (Series C preferred) at its aggregate liquidation preference of $400 million, plus accrued and unpaid dividends, and to pay related fees and expenses. The Series C preferred is convertible into 69.2 million shares of Dynegy’s common stock, all of which are included in Dynegy’s fully diluted share count for fully diluted earnings-per-share calculations.

A copy of the prospectus supplement and the related base prospectus relating to the offering may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Attention: Chase Distribution & Support Service Northeast Statement Processing, Phone: (718) 242-8002, or from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11717, Email: monica_castillo@adp.com, Facsimile: (631) 254-7268.

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DYNEGY ANNOUNCES PUBLIC OFFERING OF COMMON STOCK	NR06-31
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This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Dynegy’s Class A common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed transactions described above will be consummated on the terms Dynegy currently contemplates, if at all. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and its Quarterly Report on Form 10-Q for the period ended March 31, 2006, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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